Exhibit 18.1

May 9, 2006

Willis Group Holdings Limited
Canon’s Court
22 Victoria Street
Hamilton HM12
Bermuda

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2006, of the facts relating to a change in the method for determining market related value of plan assets of the Company’s UK defined benefit pension plan from a calculated value method to a fair value method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Willis Group Holdings Limited and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2005. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Willis Group Holdings Limited and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2005.

Yours truly,

DELOITTE & TOUCHE LLP

London, England